Exhibit 23.6

[Letterhead of Lee Keeling and Associates, Inc.]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm and to our report on the estimated proved oil and natural gas reserve quantities of Chaparral Energy, Inc. and its consolidated subsidiaries presented as of December 31, 2005, 2006 and 2007, included in Chaparral Energy, Inc.’s Registration Statement on Form S-4 as well as in the notes of the financial statements included therein (collectively, the “Form S-4”), to be filed with the Securities and Exchange Commission.

We further consent to the use of our name as it appears under the caption “Experts” in Chaparral Energy, Inc.’s Registration Statement on Form S-4.

/s/ LEE KEELING AND ASSOCIATES, INC.
Tulsa, Oklahoma
August 15, 2008